EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Retirement and Benefit Plans Investment Committee of

American Water Works Company, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-150381) on Form S-8 of American Water Works Company, Inc. of our report dated March 28, 2016, with respect to the statements of financial position of The American Water Works Company, Inc. and Its Designated Subsidiaries Nonqualified Employee Stock Purchase Plan as of December 31, 2015 and 2014, and the related statements of changes in participants’ equity for each of the years in the three-year period ended December 31, 2015, which report appears in the December 31, 2015 annual report for Form 11-K of The American Water Works Company, Inc. and Its Designated Subsidiaries Nonqualified Employee Stock Purchase Plan.

/s/ Kreischer Miller

Horsham, Pennsylvania

March 28, 2016